Calibre Energy, Inc. Announces Land Acquisition and
Drilling Activities

WASHINGTON/HOUSTON, Feb. 27, 2006 / (BUSINESS WIRE)- In the company’s first operational update, Calibre Energy, Inc. (OTCBB: CBRE), an independent oil and gas company focused on the acquisition, exploitation and development of large, unconventional gas shale accumulations, announced today that it has completed the acquisition of 4,395 net leasehold acres, and participated in the drilling of 19 horizontal wells in the Barnett Shale Formation, located in the Fort Worth Basin of North Texas.

The Barnett Shale development is one of the largest domestic natural gas plays in the United States, now exceeding 1.2 Billion cubic feet (Bcf) per day in production, and potential reserves estimated by the U.S. Geological Survey at 26.2 Trillion cubic feet (TCF). With over 4,000 successful wells drilled in the field to date, the Barnett Shale is experiencing substantial interest from independents and major producers alike, largely due to recent advances in seismology applications and drilling and fracture stimulation techniques. With the magnitude of the reserves and the existing domestic natural gas infrastructure, the Barnett Shale serves as a highly strategic on-shore energy reserve for the United States.

In October 2005, Calibre entered into a joint venture (JV) with Reichmann Petroleum, Kerogen Resources, and Wynn Crosby Energy to develop leasehold interests located in the Barnett Shale acquired from Reichmann. Calibre’s interests include a 10.9375% working interest in 6,190 net leasehold acres located in Tarrant, Denton, Johnson, Hill, and Parker Counties, Texas and a 21.975% working interest in 443 net leasehold acres in the Pannell Prospect in Johnson County.

In the JV to date, the Company has participated in the drilling of 19 horizontal wells, including 17 wells which have been drilled to total depth and completed and 2 wells currently drilling. Three of the wells in Denton County are now producing. The most recent well placed on production, the McCutchin #1-H, was stimulated with a 6 stage frac designed using the most recent frac program employed by EOG Resources, Inc. (NYSE: EOG) in the North part of Johnson County where they have reported per well gas rates in excess of 7 million cubic feet of gas per day. The other 14 completed wells, located in Denton, Johnson, Hill and Parker Counties, will be fraced and placed on production in the near term.

Calibre expanded its interests in the Barnett Shale through a JV with Kerogen Resources, Inc., Wynn Crosby Energy, and Triangle USA including the five county area of Johnson, Hill, Bosque, Somervell and Hood Counties. Under this JV, Calibre has a 27% working interest, and has acquired 2,107 net leasehold acres to date. Development of these leases is anticipated to commence in mid-2006 with Wynn Crosby Energy as operator.

Recently, Calibre acquired 1,514 net acres in the core area of the Barnett Shale outside of the areas covered by the Reichmann and Kerogen joint ventures. The company anticipates that development activities will start on these leases in the third quarter of 2006.

“Since our first acquisition in the Barnett Shale closed in October 2005, we have made substantial progress in the development of our acreage in the Reichmann JV as well as adding to our leasehold acreage in the core producing area,” said Prentis Tomlinson, President and CEO. “We will continue our 2 rig development program with Reichmann throughout 2006 and expect to have at least 2 additional rigs active on our other Barnett Shale acreage beginning July 2006.”